Exhibit 4.4

EXECUTION VERSION

SECURITY AGREEMENT

Dated as of May 28, 2010

from

THE GRANTORS REFERRED TO HEREIN

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Notes Collateral Agent

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	ARTICLE VIII
	NOTICES

Section 8.1	Sending Notices	27

Section 8.2	Change in Address for Notices	27
	ARTICLE IX
	THE NOTES COLLATERAL AGENT

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SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Security Agreement”) is entered into as of May 28, 2010, by and among AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”); AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”); the Subsidiary Guarantors from time to time party hereto; and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the Secured Parties (in such capacities, together with its successors in such capacities, the “Notes Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Company is entering into an Indenture, dated as of the date hereof (as amended, restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of the Company under such agreement or any successor agreement, the “Indenture”) among itself, the Guarantors (as defined therein) from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (together with its successor or successors in each such capacity, the “Trustee”) for the benefit of the Holders (as defined therein) of the Notes issued thereunder;

WHEREAS, the Grantors are entering into this Security Agreement in order to secure their obligations under the Indenture and the other Secured Obligations (as defined below).

ACCORDINGLY, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Indenture. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Indenture are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in Section 1.04 of the Indenture shall apply to this Security Agreement, including terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“After-acquired Debt” shall have the meaning set forth in the definition of “Pledged Collateral”.

“After-acquired Shares” shall have the meaning set forth in the definition of “Pledged Collateral”.

“Am-Pac” means Am-Pac Tire Dist. Inc., a California corporation.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Cash Collateral Account” means a special interest bearing deposit account consisting of cash maintained by the Notes Collateral Agent in the name of the Company, but under the sole dominion and control of the Notes Collateral Agent, for the benefit of itself as Notes Collateral Agent and for the benefit of the other Secured Parties.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Agency Agreement” means that certain lntercreditor and Collateral Agency Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Holdings, the Notes Collateral Agent and the Trustee.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” shall have the meaning set forth in the Indenture.

“Excluded Accounts” means all accounts set forth on Schedule I hereto.

“Excluded Assets” means

(a) (i) the distribution centers consisting of fee-owned real property and improvements located in Miami, Florida and Simi Valley, California; (ii) any interest in leased real property of any Grantor; and (iii) any interest in fee-owned real property of a Grantor if the greater of its cost and book value is less than $2,500,000;

(b) Equipment consisting of motor vehicles or other assets subject to certificates of title, the perfection of which is excluded from the UCC in the relevant jurisdiction;

(c) at any date, any Equipment or other assets or property of a Grantor which is subject to, or secured by, a Capital Lease Obligation or other debt obligation if and to the extent that (i) such Capital Lease Obligation or debt obligation was incurred pursuant to Section 4.09(b)(iv) of the Indenture or is owed to a Person who is not a Grantor or a Restricted Subsidiary and the agreements or documents granting or governing such Capital Lease Obligation or debt obligation prohibit, or require any consent or establish any other conditions for or would or could be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under such agreement or document because of an assignment thereof, or a grant of a security interest therein, by a Grantor and (ii) such restriction described in clause (i) above relates only to the asset or assets acquired by such Grantor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any Grantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capital Lease Obligations or debt obligations secured by such assets;

(d) pledges and security interests prohibited by, or requiring any consent of any Governmental Authority pursuant to, applicable law, rule or regulation;

(e) Excluded Capital Stock and Excluded Accounts;

(f) any rights or interest of a Grantor in any property or assets or under any agreement, contract, License, lease, Instrument, document or other General Intangible or, in the case of any Investment Property (other than with respect to Capital Stock which is not Excluded Capital Stock), under any applicable equity holder or similar agreement (referred to solely for purposes of this clause (f) as a “Contract”) to the extent such Contract by the terms of a restriction in favor of a Person who is not a Grantor, or any requirement of law, rule or regulation, prohibits, or requires any consent or establishes any other condition for, or could or would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under, because of an assignment thereof or a grant of a security interest therein by a Grantor; provided that (i) rights to payment under any such Contract, otherwise constituting an Excluded Asset shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or 9-408 of the UCC and (ii) all proceeds paid or payable to any Grantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(g) any property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary;

(h) any property as to which the Notes Collateral Agent and Grantors reasonably agree in writing that the cost or other consequences (including material adverse tax consequences as reasonably determined by the Grantors) of obtaining a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(i) (x) any Intellectual Property, including any United States intent-to-use trademark applications, in relation to which any applicable law or regulation, or any agreement with a domain name registrar or any other person entered into by a Grantor in the ordinary course of business and existing on the date hereof, prohibits the creation of a security interest therein, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation, or would otherwise invalidate such Grantor’s right, title or interest therein and (y) any of the Grantors’ rights under the trademarks and service marks known as “ATD ONLINE,” “AUTOEDGE,” “HEAFNET,” “TIREBUYER.COM,” “TIRE PROS,” “XPRESS PERFORMANCE” and “WHEEL WIZARD”;

(j) any proceeds and products arising from the sale, lease, assignment or disposition of any of the foregoing Excluded Assets unless such proceeds or products would otherwise constitute Collateral; and

(k) any Inventory (but not proceeds thereof).

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means Holdings, the Company and the Subsidiary Guarantors.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the date hereof, executed by Holdings, the Company and each other Subsidiary of the Company.

“Inventory” shall have the meaning set forth in Article 9 of the UCC and shall include, without limitation, (a) all goods intended for sale or lease or for display or demonstration, (b) all work in process, and (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or services or otherwise used or consumed in the conduct of business.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Company.

“Pledged Collateral” means collectively, (a) all of the Capital Stock described on Exhibit F issued by the entities named therein and all other Capital Stock required to be pledged under Section 4.17 and Article 13 of the Indenture or hereunder (the “After-acquired Shares”) and (b) the promissory notes, Chattel Paper and Instruments evidencing Indebtedness in excess of $2,500,000 owed to the Grantors (other than such promissory notes, Chattel Paper and Instruments that are Excluded Assets) described on Exhibit F and issued by the entities named and all other Indebtedness owed to any Grantor hereafter and required to be pledged pursuant to Section 4.17 and Article 13 of the Indenture or hereunder (the “After-acquired Debt”), in each case as such Exhibit may be amended pursuant to the terms of the Indenture and the Collateral Agency Agreement.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the (i) the Senior Secured Notes Obligations and (ii) the Secured Swap Obligations.

“Secured Parties” means collectively (a) the Senior Secured Notes Secured Parties, (b) each Swap Creditor party to a Swap Agreement that constitutes a Secured Swap Obligation and (c) the successors and permitted assigns of each of the foregoing.

“Secured Swap Obligations” means the due and puntcual payment and performance of all Swap Obligations that, in each case, constitute “Secured Swap Obligations”, as such term is defined in the Collateral Agency Agreement.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Senior Secured Notes” shall mean the 9.75% Senior Secured Notes due 2017 issued under the Indenture on the date hereof, and any Exchange Notes and Additional Notes issued by the Company, as any such notes may be amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time in accordance herewith.

“Senior Secured Notes Collateral Documents” shall mean this Agreement and the other “Collateral Documents” (as defined in the Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Senior Secured Notes Obligations or under which rights or remedies with respect to such Liens are governed.

“Senior Secured Notes Documents” shall mean the Indenture, this Agreement, the other Senior Secured Notes Collateral Documents and each of the other agreements, documents and instruments providing for or evidencing any other Senior Secured Notes Obligation, and any other document or instrument executed or delivered at any time in connection with any Senior Secured Notes Obligations, including any intercreditor or joinder agreement among holders of Senior Secured Notes Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Notes Collateral Agent and holders of the Senior Secured Notes or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.

“Senior Secured Notes Obligations” shall mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the Senior Secured Notes Documents (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Senior Secured Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of a Grantor to any of the Secured Parties under the Senior Secured Notes Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Grantors under or pursuant to the Senior Secured Notes Documents.

“Senior Secured Notes Secured Parties” shall mean, at any time, the Trustee, the Notes Collateral Agent, the trustees, agents and other representatives of the holders of the Senior Secured Notes (including any holders of notes pursuant to supplements executed in connection with the issuance of any Senior Secured Notes under the Indenture), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Senior Secured Notes Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Senior Secured Notes Document outstanding at such time; provided that the Additional Senior Secured Notes Secured Parties shall not be deemed Senior Secured Notes Secured Parties.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive any Capital Stock constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Capital Stock.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Swap Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement, equity derivative agreement or similar agreement providing for the transfer or mitigation of interest rate, currency, commodity or equity risks either generally or under specific contingencies.

“Swap Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Termination Date” means the date on which all Secured Obligations are indefeasibly paid in full in cash (other than Secured Swap Obligations and any contingent or inchoate obligations not then due and payable).

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all Licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Notes Collateral Agent, on behalf of and for the benefit of the Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(iii) all Intellectual Property;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) [Reserved];

(xi) all Investment Property;

(xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiii) all Deposit Accounts;

(xiv) all Commercial Tort Claims;

(xv) all cash or other property deposited with the Notes Collateral Agent or any Secured Party or any Affiliate of the Notes Collateral Agent or any Secured Party or which the Notes Collateral Agent, for its benefit and for the benefit of the other Secured Parties, or any Secured Party or such Affiliate is entitled to retain or otherwise possess as collateral pursuant to the provisions of this Agreement or any of the Senior Secured Notes Documents, including amounts on deposit in the Cash Collateral Account;

(xvi) all books, records, files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(xvii) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds of the foregoing and of any Inventory (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents,

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include or the security interest attach to any Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Notes Collateral Agent, for the benefit of the Secured Parties, that:

Section 3.1 Title, Perfection and Priority.

(a) Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e). and has full power and authority to grant to the Notes Collateral Agent the security interest in such Collateral pursuant hereto. This Security Agreement creates in favor of the Notes Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by each Grantor. No consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained or made and are in full force and effect, and (ii) for filings necessary to perfect Liens created pursuant to the Senior Secured Notes Documents.

(b) Subject to the limitations set forth in clause (c) of this Section 3.1, the security interests granted pursuant to this Security Agreement (i) will constitute valid perfected security interests in the Collateral in favor of the Notes Collateral Agent, on behalf of and for the benefit of the Secured

Parties, to secure the prompt and complete payment and performance of all Secured Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming each Grantor as “debtor” and the Notes Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices as set forth in Exhibit G hereto, (B) in the case of Instruments, Chattel Paper and certificated Securities, the earlier of the delivery thereof to the Notes Collateral Agent (or its non-fiduciary agent or designee) and the filing of the financing statements referred to in clause (A), (C) in the case of Collateral constituting Intellectual Property, the earlier of the filing of the financing statements referred to in clause (A) (except in the case of Copyrights) and the completion of the filing, registration and recording of fully executed agreements substantially in the form of the Intellectual Property Security Agreement set forth in Exhibit K hereto (x) in the United States Patent and Trademark Office or (y) in the United States Copyright Office, as applicable, and/or (D) in the case of Deposit Accounts, upon the entering into Blocked Account Agreements and (ii) are prior to all other Liens on the Collateral other than Liens permitted under Section 4.1(e) having priority over the Notes Collateral Agent’s Lien either by operation of law or otherwise, including pursuant to the Intercreditor Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC, (ii) filings with United States’ governmental offices with respect to Intellectual Property, (iii) in the case of Collateral that constitutes Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.3 herein, delivery to the Notes Collateral Agent to be held in its possession in the United States, (iv) in the case of Deposit Accounts, executing Blocked Account Agreements, to the extent required by Section 4.3 of this Agreement, (v) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.8 and (vi) in the case of Collateral that constitutes Letter-of-Credit Rights, taking the actions specified in Section 4.9. No Grantor shall be required to take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest.

Section 3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization and its federal employer identification number, in each case as of the date hereof, are set forth on Exhibit A.

Section 3.3 Principal Location. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the date hereof, is disclosed on Exhibit A.

Section 3.4 Collateral Locations. Each location where Collateral is located as of the date hereof (except for Inventory in transit) is listed on Exhibit A. All of said locations are owned by a Grantor except for locations (i) that are leased by a Grantor as lessee and designated in Part III(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part III(c) of Exhibit A.

Section 3.5 Bailees, Warehousemen, Etc. Exhibit B hereto sets forth a list, as of the date hereof, of each bailee, warehouseman and other third party in possession or control of any Inventory in excess of $2,500,000 of any Grantor (except for Inventory in transit) and specifies as to each bailee, warehouseman or other third party the value of the Inventory, at cost, possessed or controlled by such bailee, warehousernan or other third party.

Section 3.6 Exact Names. As of the date hereof the name in which each Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. No Grantor has, during the past five years prior to the date hereof, been known by or used any other corporate, trade or fictitious name, or been a party to any merger or consolidation, except as disclosed in the Perfection Certificate.

Section 3.7 Letter-of-Credit Rights and Chattel Paper. Exhibit C lists all Letter-of- Credit Rights and Chattel Paper with a stated amount in excess of $2,500,000 of each Grantor as of the date hereof.

Section 3.8 [Reserved].

Section 3.9 [Reserved].

Section 3.10 Intellectual Property. As of the date hereof, no Grantor has any interest in, or title to, any United States federal registered or applied for Patent, Trademark or Copyright except as set forth on Exhibit D.

Section 3.11 No Financing Statements or Security Agreements. As of the date hereof, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Notes Collateral Agent on behalf of the Secured Parties as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.12 Pledged Collateral.

(a) Exhibit F sets forth a complete and accurate list, as of the date hereof, of all of the Pledged Collateral and, with respect to any Pledged Collateral constituting any Capital Stock, the percentage of the total issued and outstanding Capital Stock of the issuer represented thereby. As of the date hereof, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Exhibit F as being owned by it, free and clear of any Liens, except for the security interest granted to the Notes Collateral Agent for the benefit of the Secured Parties hereunder and Liens permitted under Section 4.12 of the Indenture. Each Grantor further represents and warrants that, as of the date hereof, (i) all Pledged Collateral constituting any Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Notes Collateral Agent (or its non- fiduciary agent or designee) representing any Capital Stock, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantors has so informed the Notes Collateral Agent so that the Notes Collateral Agent (or its non-fiduciary agent or designee) may take steps to perfect its security interest therein as a General Intangible and (iii) to the best of its knowledge, any Pledged Collateral that represents Indebtedness owed to any Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b) As of the date hereof, (i) none of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject and (ii) none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Notes Collateral Agent of rights and remedies hereunder.

(c) Except as set forth on Exhibit F. as of the date hereof, and except for any Indebtedness represented by the Intercompany Note, none of the Pledged Collateral which represents Indebtedness owed to a Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

Section 3.13 Commercial Tort Claims. As of the date hereof, no Grantor holds any Commercial Tort Claims having a value in excess of $2,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated on Exhibit E hereto.

Section 3.14 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the date thereof.

ARTICLE IV

COVENANTS

From the date hereof, and thereafter until the Termination Date, each Grantor agrees that:

Section 4. 1 General.

(a) [Reserved].

(b) Authorization to File Financing Statements; Ratification. Each Grantor shall file, and if requested will deliver to the Notes Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Notes Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral (except as it is not required to do so pursuant to Section 3.1(c)). Any financing statement filed by such Grantor may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Notes Collateral Agent promptly upon request. Each Grantor also ratifies any filing in any Uniform Commercial Code jurisdiction of any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Each Grantor will, if reasonably requested by the Notes Collateral Agent, (i) take or cause to be taken such further actions in accordance with Section 4.16(b) of the Indenture, (ii) take such other actions as the Notes Collateral Agent reasonably deems appropriate under applicable law or to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement and (iii) defend the security interests created hereby and priority thereof against the claims and demands not expressly permitted by the Senior Secured Notes Documents, including the lntercreditor Agreement, of all Persons whomsoever and any Lien not permitted under Section 4.12 of the Indenture.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions specifically permitted under Section 4.10 of the Indenture.

(e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Liens permitted by Section 4.12 of the Indenture.

(f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g) Change of Name, Etc. Each Grantor agrees to furnish to the Notes Collateral Agent prompt written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation.

(h) Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Notes Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Senior Secured Notes Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2 Electronic Chattel Paper. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, in excess of $2,500,000 such Grantor shall promptly notify the Notes Collateral Agent thereof and, at the request of the Notes Collateral Agent, shall take such action as the Notes Collateral Agent may reasonably request to vest in the Notes Collateral Agent Control under UCC Section 9-105 of such Electronic Chattel Paper or control (to the extent the meaning of “control” has not been clearly established under such provisions, “control” in this paragraph (c) to have such meaning as the Notes Collateral Agent shall in good faith specify in writing after consultation with the Company) under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Notes Collateral Agent agrees with such Grantor that the Notes Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Notes Collateral Agent and so long as such procedures will not result in the Notes Collateral Agent’s loss of Control or control, as applicable, for such Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in Control to allow without loss of Control or control, as applicable, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

Section 4.3 Blocked Account Agreements. The Company shall, within sixty (60) days after the date hereof, enter into control agreements (each a “Blocked Account Agreement”), with the Notes Collateral Agent and any bank with which the Company maintains a Deposit Account, to the extent required pursuant to Section 2.21 of the ABL Facility.

Section 4.4 Delivery of Pledged Collateral. Each Grantor will promptly deliver to the Notes Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral, together with duly executed instruments of transfer or assignments in blank. Each delivery of Pledged Collateral (including any After-acquired Shares and After-acquired Debt) after the date hereof shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as part of Exhibit F hereto and made a part hereof, provided, that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 4.5 Uncertificated Pledged Collateral. Unless otherwise consented to by the Notes Collateral Agent, Capital Stock required to be pledged hereunder in any Subsidiary (other than a Foreign Subsidiary) that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The [partnership/limited liability company] hereby irrevocably elects that all [partnership/membership] interests in the [partnership/limited liability company] shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing [partnership/membership] interests in the [partnership/limited liability company] shall bear the following legend; “This certificate evidences an interest in [name of [partnership/limited liability company]] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the UCC and shall not be represented by a certificate.

Section 4.6 Pledged Collateral.

(a) Registration in Nominee Name: Denominations. Subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor. endorsed or assigned in blank or in favor of the Notes Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Notes Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Subject to the terms of the lntercreditor Agreement, following the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(b) Exercise of Rights in Pledged Collateral. Subject, in each case, to the Intercreditor Agreement,

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Indenture or any other Senior Secured Notes Document; provided, however, that no vote or other right shall be exercised or action taken which would reasonably be expected to have the effect of materially and adversely impairing the rights of the Notes Collateral Agent in respect of the Pledged Collateral.

(ii) Each Grantor will permit the Notes Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, without written notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Capital Stock or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Senior Secured Notes Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Secured Parties and shall be forthwith delivered to the Notes Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment). The proviso to the first sentence of this clause (iii) shall not apply to dividends between or among the Company and the other Grantors only of property subject to a perfected security interest under this Security Agreement; provided that the Company notifies the Notes Collateral Agent in writing, specifically referring to this Section 4.6, at the time of such dividend and takes any actions the Notes Collateral Agent reasonably specifies to ensure the continuance of its perfected security interest in such property under this Security Agreement.

Section 4.7 Intellectual Property.

(a) Upon the occurrence and during the continuance of an Event of Default, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Notes Collateral Agent of any License held by such Grantor in order to enforce the security interests granted hereunder.

(b) Each Grantor shall in its reasonable business judgment notify the Notes Collateral Agent promptly if it knows or reasonably expects that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may become abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c) In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any material Patent, Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor will, concurrently with any delivery of financial statements pursuant to Section 4.03 of the Indenture, provide the Notes Collateral Agent written notice thereof, and, upon request of the Notes Collateral Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Notes Collateral Agent may reasonably request to evidence the Notes Collateral Agent’s security interest in such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Each Grantor shall take all actions necessary or reasonably requested by the Notes Collateral Agent to maintain and pursue each material application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) material to the conduct of such Grantor’s business, except in cases where, in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright, including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate opposition and interference and cancellation proceedings against third parties.

(e) Each Grantor shall, unless it shall reasonably determine that a Patent, Trademark or Copyright is not material to the conduct of its business, promptly notify the Notes Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution of such material Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright.

(f) Nothing in this Security Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue. or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property to the extent permitted by the Indenture if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 4.8 Commercial Tort Claims. Each Grantor shall promptly notify the Notes Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Notes Collateral Agent otherwise consents, such Grantor shall update Exhibit E to this Security Agreement, thereby granting to the Notes Collateral Agent a security interest in such Commercial Tort Claim(s) (subject to the terms of the Jntercreditor Agreement). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $2,500,000 held by each Grantor or to the extent such Grantor shall have previously notified the Notes Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

Section 4.9 Letter-of-Credit Rights. Subject to the Intercreditor Agreement, if any Grantor is or becomes the beneficiary of a letter of credit having a face amount in excess of $2,500,000 which Letter-of-Credit Rights are not Supporting Obligations with respect to any Collateral in which the security interest is perfected, such Grantor shall promptly notify the Notes Collateral Agent thereof and cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Notes Collateral Agent and (ii) agree to direct all payments thereunder following the occurrence and during the continuance of an Event of Default to an account as directed by the Notes Collateral Agent for application to the Secured Obligations, in accordance with the provisions of the applicable Senior Secured Notes Document, all in form and substance reasonably satisfactory to the Notes Collateral Agent.

Section 4.10 [Reserved].

Section 4. 11 Insurance. All insurance policies required under Section 4.18 of the Indenture shall name the Notes Collateral Agent (for the benefit of the Notes Collateral Agent and the other Secured Parties) as lender’s loss payee or, upon request by the Notes Collateral Agent, as additional insured, as applicable, and shall contain lender’s loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Notes Collateral Agent.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) The Notes Collateral Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the indenture or any other Senior Secured Notes Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Notes Collateral Agent and the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Blocked Account Agreement, Collateral Access Agreement or any other control or similar agreement and take any action provided therein with respect to the applicable Collateral;

(iv) without notice (except as specifically provided in Section 7.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Notes Collateral Agent may deem commercially reasonable; and

(v) concurrently with written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Notes Collateral Agent was the outright owner thereof.

(b) Each Grantor acknowledges and agrees that the compliance by the Notes Collateral Agent, on behalf of the Secured Parties with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Notes Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Notes Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Notes Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Notes Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Notes Collateral Agent. The Notes Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Notes Collateral Agent’s remedies (for the benefit of the Notes Collateral Agent and Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Notes Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

(g) Notwithstanding the foregoing, any rights and remedies provided in this Section 5.1 shall be subject to the Intercreditor Agreement and the Collateral Agency Agreement.

Section 5.2 Application of Proceeds. The Notes Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt during the continuation of an Event of Default as follows:

(a) first, to the payment of all reasonable and documented costs and expenses incurred by the Notes Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, the other Senior Secured Notes Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Notes Collateral Agent hereunder or under any other Senior Secured Notes Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Senior Secured Notes Document;

(b) second, in accordance with the Collateral Agency Agreement; and

(c) third, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct

Upon any sale of the Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statue or under a judicial proceeding), the receipt of the Notes Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.3 Grantors’ Obligations Upon Default. Upon the written request of the Notes Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Notes Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Notes Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Notes Collateral Agent, by the Notes Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.4 Grant of Intellectual Property License. For the purpose of enabling the Notes Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Secured Parties, an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; and provided further that the Notes Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent may sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Notes Collateral Agent’s rights under this Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Notes Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Notes Collateral Agent may be exercised, at the option of the Notes Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1 Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount, terms of, and any other matter reasonably relating to the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2 Authorization for Secured Party to Take Certain Action.

(a) Each Grantor hereby (i) authorizes the Notes Collateral Agent, at any time and from time to time in the sole discretion of the Notes Collateral Agent (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Notes Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as the Notes Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Notes Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement), the Notes Collateral Agent as its attorney in fact (I) to discharge past due taxes, assessments, charges. fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 4.10 of the Indenture), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Notes Collateral Agent to the Secured Obligations as provided herein or in the Indenture or any other Senior Secured Notes Document, subject to the terms of the Intercreditor Agreement, (3) to demand payment or enforce payment of the Receivables in the name of the Notes Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any

Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor. (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (10) to change the address for delivery of mail addressed to any Grantor to such address as the Notes Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (11) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Notes Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Notes Collateral Agent in connection with any of the foregoing, to the same extent as provided in Section 7.07 of the Indenture and references therein to the “Trustee” shall, for the purposes hereof be deemed to be the Notes Collateral Agent; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Notes Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any Secured Party to exercise any such powers.

Section 6.3 PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE NOTES COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR NOTES COLLATERAL AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4 NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE NOTES COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE NOTES COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, NOTES COLLATERAL AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Section 6.5 Collateral Agency Agreement. Each Grantor acknowledges that the rights and responsibilities of the Notes Collateral Agent under this Agreement with respect to any action taken by the Notes Collateral Agent or the exercise or non-exercise by the Notes Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Notes Collateral Agent and the Secured Parties, be governed by the Collateral Agency Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Notes Collateral Agent and the Grantors, the Notes Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VII

GENERAL PROVISIONS

Section 7. 1 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Notes Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence or willful misconduct of the Notes Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Notes Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein. each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2 Limitation on Notes Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral. The Notes Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Notes Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Notes Collateral Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Notes Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Notes Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Notes Collateral Agent (i) to fail to incur expenses deemed significant by the Notes Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Notes Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Notes Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Notes Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Notes Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Notes Collateral Agent would be commercially reasonable in the Notes Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Notes Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Notes Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Notes Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Notes Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Notes Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Notes Collateral Agent shall be commercially reasonable so long as the Notes Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Notes Collateral Agent for any amounts paid by the Notes Collateral Agent pursuant to this Section 7.4. Each Grantor’s obligation to reimburse the Notes Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Notes Collateral Agent or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Notes Collateral Agent with the concurrence or at the direction of the Secured Parties required under the Collateral Agency Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6 Limitation by Law: Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7 Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Notes Collateral Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Notes Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Notes Collateral Agent, for the benefit of the Notes Collateral Agent and the Secured Parties, hereunder.

Section 7.9 Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10 Taxes and Expenses. Each Grantor jointly and severally agrees to (i) pay any taxes payable or ruled payable by Federal or State authority in respect of this Security Agreement, together with interest and penalties, if any, and (ii) reimburse the Notes Collateral Agent for any and all reasonable documented out-of-pocket expenses paid or incurred by the Notes Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.1 1 Additional Subsidiary Guarantors. Each Grantor shall cause each Restricted Subsidiary that is required to provide a Guarantee pursuant to and in accordance with the terms of the Indenture to enter into this Security Agreement as a Grantor as promptly thereafter as reasonably practicable (but in no event to exceed ninety (90) days after such formation or acquisition or such longer period as may be agreed to by the Notes Collateral Agent in writing). Upon execution and delivery by the Notes Collateral Agent and such Subsidiary Guarantor of an instrument in the form of Exhibit J hereto, such Subsidiary Guarantor shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.12 Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 7.13 Termination or Release.

(a) This Security Agreement shall continue in effect until the Termination Date.

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted pursuant to the Indenture, as a result of which such Subsidiary Guarantor ceases to be a Subsidiary.

(c) Upon any sale, lease, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Indenture and to the Collateral Agency Agreement, the security interest in such Collateral shall be automatically released.

(d) The security interests granted hereunder on any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to the Indenture and to the Collateral Agency Agreement.

(e) The security interests created hereunder in the Collateral shall be automatically released as required pursuant to the terms of the Intercreditor Agreement; provided that the Notes Collateral Agent may, in its discretion, release the Lien on Collateral as provided in the Indenture and to the Collateral Agency Agreement.

(f) In the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Company due to the fact that the Capital Stock of such Subsidiary are pledged under this Security Agreement, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral to the extent necessary not to be subject to such requirement. Notwithstanding anything to the contrary in this Security Agreement, if Capital Stock of any Subsidiary are not required to be pledged under this Agreement because Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act would require the filing of separate financial statements of such Subsidiary if its Capital

Stock were so pledged, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X of the Exchange Act is amended, modified or interpreted by the SEC or any other relevant Governmental Authority to no longer require (or is replaced with another rule or regulation that would not require) the filing of separate financial statements of such Subsidiary if some or all of its Capital Stock is pledged under this Agreement, then such Capital Stock of such Subsidiary shall automatically be deemed part of the Collateral and pledged under this Security Agreement.

(g) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d), (e) or (f) above, the Notes Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or representation or warranty by the Notes Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.18, the Company shall reimburse the Notes Collateral Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.13.

Section 7.14 Entire Agreement. This Security Agreement, together with the other Senior Secured Notes Documents, the Collateral Agency Agreement and the lntercreditor Agreement, embodies the entire agreement and understanding between each Grantor and the Notes Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Notes Collateral Agent relating to the Collateral.

Section 7.15 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.16 Consent to Jurisdiction.

(a) Each Grantor hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, in any action or proceeding arising out of or relating to any Senior Secured Notes Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Grantor hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement in any court referred to in clause (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Grantor irrevocably consents to service of process in the manner provided for notices in Section 8.1 herein. Nothing in this Security Agreement or in any other Senior Secured Notes Document will affect the right of the Notes Collateral Agent or any Secured Party to serve process in any other manner permitted by law.

Section 7.17 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT. ANY OTHER SENIOR SECURED NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, NOTES COLLATERAL AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.1 8 Indemnity. Each Grantor hereby agrees to indemnify and hold the Notes Collateral Agent, the other Secured Parties and their respective Related Parties harmless from, any and all losses, claims, damages, penalties, liabilities, and related expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Notes Collateral Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Notes Collateral Agent or the Secured Parties, or their respective Related Parties, in any way relating to or arising out of this Security Agreement, to the extent that the Company has agreed to do so pursuant to Section 6.15 of the Collateral Agency Agreement.

Section 7. 19 Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.20 INTERCREDITOR AGREEMENT AND COLLATERAL AGENCY AGREEMENT. REFERENCE IS MADE TO (A) THE LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF MAY 28, 2010, AMONG BANK OF AMERICA, N.A., AS ABL AGENT (AS DEFINED THEREIN), FOR THE ABL SECURED PARTIES REFERRED TO THEREIN; THE BANK OF NEW YORK MELLON TRUST COMPANY, NA., AS NOTEHOLDER COLLATERAL NOTES COLLATERAL AGENT (AS DEFINED THEREIN); HOLDINGS; THE COMPANY; AND THE SUBSIDIARIES OF THE COMPANY NAMED THEREIN (THE “INTERCREDITOR AGREEMENT”) AND (B) THE COLLATERAL AGENCY AGREEMENT. EACH PERSON THAT IS SECURED HEREUNDER, BY ACCEPTING THE BENEFITS OF THE SECURITY PROVIDED HEREBY, (I) CONSENTS (OR IS DEEMED TO CONSENT), TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (II) AGREES (OR IS DEEMED TO AGREE) THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR THE COLLATERAL AGENCY AGREEMENT, (III) AUTHORIZES (OR IS DEEMED TO AUTHORIZE) THE NOTES COLLATERAL AGENT ON BEHALF OF SUCH PERSON TO ENTER INTO, AND PERFORM UNDER, THE INTERCREDITOR AGREEMENT AND THE COLLATERAL AGENCY AGREEMENT AND (IV) ACKNOWLEDGES (OR IS DEEMED TO ACKNOWLEDGE) THAT A COPY OF EACH OF THE INTERCREDITOR AGREEMENT AND THE COLLATERAL AGENCY AGREEMENT WAS DELIVERED, OR MADE AVAILABLE, TO SUCH PERSON. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS SECURITY AGREEMENT, THE LIENS CREATED HEREBY AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE INTERCREDITOR

AGREEMENT AND THE COLLATERAL AGENCY AGREEMENT. AND, TO THE EXTENT PROVIDED THEREIN, THE APPLICABLE SECURITY DOCUMENTS (AS DEFINED IN THE INTERCREDITOR AGREEMENT). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS SECURITY AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS SECURITY AGREEMENT AND THE COLLATERAL AGENCY AGREEMENT, OR BETWEEN THE PROVISIONS OF THE COLLATERAL AGENCY AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

Section 7.21 Delivery of Collateral. Notwithstanding anything herein to the contrary, with respect to the ABL First Lien Collateral (as defined in the Intercreditor Agreement), until the ABL Debt Obligations (as defined in the Intercreditor Agreement) are terminated as set forth in the Intercreditor Agreement, any obligation of the Company and any other Grantor hereunder or under any other Security Document (as defined in the Intercreditor Agreement) with respect to the delivery of any ABL First Lien Collateral shall be deemed to be satisfied if the Company or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Security Documents (as defined in the Intercreditor Agreement). Until the ABL Debt Obligations are terminated as set forth in the Intercreditor Agreement, the delivery of any ABL First Lien Collateral (as defined in the lntercreditor Agreement) to the ABL Agent (as defined in the Intercreditor Agreement) pursuant to the ABL Security Documents shall satisfy any delivery requirement hereunder or under any other Security Document.

Section 7.22 Mortgages. In the case of a conflict between this Security Agreement and the Mortgages with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

Section 7.23 Force Majeure. In no event shall the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.05 of the Collateral Agency Agreement.

Section 8.2 Change in Address for Notices. Each of the Grantors and the Notes Collateral Agent may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

THE NOTES COLLATERAL AGENT

The Bank of New York Mellon Trust Company, N.A. has been appointed Notes Collateral Agent for the Secured Parties hereunder pursuant to Section 2.01 of the Collateral Agency Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Notes Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Notes Collateral Agent pursuant to the Collateral Agency Agreement, and that the Notes Collateral Agent has agreed to act (and any successor Notes Collateral Agent shall act) as such hereunder only on the express conditions contained in the Collateral Agency Agreement. Any successor Notes Collateral Agent appointed pursuant to Section 6.12 of the Collateral Agency Agreement shall be entitled to all the rights. interests and benefits of the Notes Collateral Agent here under.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, each Grantor and the Agent have executed this Security Agreement as of the date first above written.

GRANTORS:	AMERICAN TIRE DISTRIBUTORS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel and Secretary

AM-PAC TIRE DIST. INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Vice President and Secretary

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel and Secretary

AGENT:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as agent

	By:	/s/ Christie Leppert
		Name:	Christie Leppert
		Title:	Vice President